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                                                                    EXHIBIT 99.2


                        UNITED BANCORP STOCK OPTION PLAN

            (Incentive Stock Options and Nonqualified Stock Options)


         1.     PURPOSE

                1.1 The United Bancorp Stock Option Plan (the "Plan") is designed to attract and retain key employees of United Bancorp, including officers and directors. The Plan is intended to encourage capital accumulation and stock ownership by key employees and outside directors, in order to increase the proprietary interest of such individuals in the success of United Bancorp. The term "Company" shall mean United Bancorp and any subsidiary corporation in which the Company may own, directly or indirectly, a majority of the voting stock.

         2.     ADMINISTRATION

                The Plan shall be administered by the Executive Committee of the Board of Directors of the Company (the "Committee"). The Committee of not less than two members of the Board of Directors of the Company (the "Board") shall be appointed by the Board, and the Board, from time to time, may remove members from or name new members to the Committee. Subject to the provisions of the Plan, the Committee is authorized to grant options under the Plan, including determining the employees to whom options will be granted and the amount and terms of such grants, to interpret the Plan and each option granted thereunder, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to any options granted thereunder, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that only the Board may amend or terminate the Plan as provided in Section 11.

         3.     ELIGIBILITY FOR PARTICIPATION

                The committee shall determine and designate, from time to time, those "eligible individuals" to whom options are to be granted and who thereby become participants in the Plan. An "eligible individual" means an employee of the Company, either part-time or full-time (and officers and directors, including directors who are not otherwise employees by the Company, who, in the judgment of the Committee, is in a position to contribute substantially to the success of the Company.

         4.     STOCK SUBJECT TO THE PLAN

                4.1 The stock subject to the options to be granted under the Plan shall be made available either from the Company's $2.50 par value common stock (referred to hereinafter) as "stock" or "shares") authorized but unissued or from shares reacquired by the Company. Subject to the adjustment as provided in Section 6.11, the total number of shares with respect to which the Committee may grant stock options under the Plan shall not exceed 92,000 shares, of which 42,000 shares shall be reserved for issuance to the Company's directors and 50,000 shares will be reserved for issuance to key employees.

                4.2 If any outstanding stock option granted under the Plan is terminated or expires unexercised, in whole or in part, for any reason before the end of the term of the Plan, the shares released from the expired or terminated option may be made the subject of new additional options granted under the Plan.


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         5.     AWARD OF OPTIONS

                The Committee, at any time, may authorize the granting of options under the Plan to any "eligible individual." The options may be (a) incentive stock options within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) options which will not be treated as incentive stock options under Section 422(a) of the Code ("nonqualified stock options"), and (c) any other stock options which are or may become permitted by any applicable law. The Committee shall have the authority, subject to the terms of the Plan, to determine the date of grant, the types of options to be granted, the number of shares, the exercise price, and the other terms and conditions of each option under the Plan; provided, however, that directors who are not otherwise employed by the Company are not eligible to receive incentive stock options under current law.

         6.     TERMS AND CONDITIONS OF STOCK OPTION AGREEMENTS

                Stock options granted under the Plan shall be evidenced by stock option agreements executed by an authorized representative of the Committee and signed by the participant. Stock options granted hereunder shall be subject to the following terms and conditions:

                6.1 PAYMENT FOR SHARES. Upon exercise of any option, in whole or in part, the option price for shares to which the exercise relates shall be paid in cash or by certified check, bank draft, or money order payable to the order of the Company (or in property if agreed to in writing by the Committee in connection with a particular option) at the time of exercise. No shares for which a purchase price is due shall be issued until full payment has been made, and a participant shall have none of the rights of a shareholder with respect to optioned shares until such shares are issued to the participant. Notwithstanding the foregoing and subject to the provisions of Sections 6.5, 6.8, and 9 (vesting), a participant who is otherwise entitled to exercise an option hereunder, may elect to receive a cash payment from the Company in exchange for the cancellation and surrender of the vested option rights. (The canceled option rights shall then be returned to the share reserve and the employee shall have no further option rights with respect to those shares.) The election for cash can be made only by written notice delivered to the Company prior to the end of each calendar year with the cash amount determined by the difference between the grant price of the option and the fair market value of the shares as of the last trading day of the calendar year. The Committee shall have the right to determine the fair market value for these purposes and it shall take into account any trades or sales of the stock during the last trading days of the calendar year.

                6.2 NUMBER OF SHARES. Each stock option agreement shall state the total number of shares subject to the option. In the case of any incentive stock option granted hereunder, in no event shall the aggregate "fair market value" of the stock exercisable for the first time by an employee during any calendar year exceed $100,000. For purposes hereof, the "fair market value" of the stock shall be determined by the Committee in good faith at the time of the grant of the option.

                6.3 PURCHASE PRICE. The purchase price (exercise price) for shares granted hereunder shall be determined by the Committee but, except as otherwise provided in Section 8, shall in no instance be less than one hundred percent (100%) of the "fair market value" of the shares on the date the option is granted, as determined in good faith by the Committee. In the case of an incentive stock option granted to any participant owning more than ten percent (10%) of the voting power of all classes of common stock on the date of grant of the option, the option price per share of the stock subject to option shall be not less than one hundred ten percent (110%) of the "fair market value" of the stock on the date the option is granted, as determined in good faith by the Committee.

                6.4 TERM OF OPTIONS. In the case of incentive stock options and except as otherwise provided in Sections 6.8 and 6.9, any option granted to a participant then owning more than ten percent (10%) of the voting power of all classes of common stock shall, by its terms, expire at such time as the Committee may determine in granting it, but not later than five (5) years from the date the option is granted. Any other option granted hereunder shall by its terms expire at such time as the Committee may determine in granting it, but not later than ten (10) years from the date the option is granted.


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                6.5 VESTING SCHEDULES. Subject to the provisions of Section 9 below, in the case of all options hereunder, twenty-five percent (25%) of each option granted shall be exercisable upon the date of grant; but the remaining portion of each option hereunder shall be exercisable by the participant at the rate of twenty-five percent (25%) after each succeeding twelve (12) months of continuous service to the Company immediately following the date the option is granted, provided, however, that if a participant dies prior to the completion of this three-year vesting period, the option may nonetheless be exercised in full in accordance with Section 6.8 below. Vesting may also be accelerated in accordance with the provisions of Section 9 below (change of control). Notwithstanding the foregoing, in the case of options granted to directors hereunder, directors shall be credited for prior service so that for each twelve
(12) months of service to the Company as a director, the vesting schedule is accelerated by twenty-five percent (25%) prior to the effective date of the option grant.

                6.6 EMPLOYMENT AS CONDITION TO EXERCISE. No incentive stock options eligible for exercise hereunder may be exercised, unless the participant holding such options has been employed by the Company for the entire time from the effective date of the grant of the option until sixty (60) days before the date of exercise (or up to ninety (90) days if employment ceases due to death or disability).

                6.7 DIRECTORS WHO RETIRE. Any nonqualified stock option granted to a participant who is a director of the Company and who retires after reaching the age of 70 and after not less than three (3) full years of service as a director, shall have a full ten (10) years from the date of the option grant in which to exercise such nonqualified option, notwithstanding the provisions of
Section 6.9 below.

                6.8 DEATH. Any option granted hereunder which has not expired and which is held by a participant at the time of death may be exercised by the person or persons entitled thereto at any time or from time to time within ninety (90) days after date of death, but in no event later than ten (10) years from the date the option is granted.

                6.9 TERMINATION OF EMPLOYMENT. In all cases of termination of employment of a participant other than as describe in Section 6.7 and 6.8, the option shall be exercised within sixty (60) days after the date the participant ceases to be an employee of the Company, but in no event later than ten (10) years from the date the option is granted. To the extent set forth in an agreement entered into under a Prior Plan, express provisions relating to the exercise of a stock option upon termination of employment shall continue to apply unless modified by the Committee.

                6.10 EXERCISE SUBJECT TO LIMITATIONS. Each option shall be exercisable for the full amount or for any part thereof, from time to time, subject to such limitations thereon as may be established by the Plan or by the Committee at the time the grant is authorized.

                6.11 EFFECT OF CHANGE IN SHARES SUBJECT TO THE PLAN. In the event there is any change in the shares of the Company through the declaration of stock dividends or through merger, consolidation, or recapitalization resulting in stock split-ups or combinations or exchanges of shares or otherwise, the Committee shall appropriately adjust the number of shares available for the granting of stock options under the Plan, the number of shares subject to each outstanding stock option, and the exercise price of each stock option. No adjustment to the exercise price of any stock option under the Plan may reduce the exercise price to an amount less than the par value of the shares subject to the options. If the Company is the surviving or resulting corporation in any merger, consolidation or share exchange, any outstanding option granted under the Plan shall apply to those securities to which a holder of the number of shares of common stock subject to the stock option would have been entitled under the merger or consolidation. If the Company is not the surviving or resulting corporation in any merger, consolidation or share exchange, the surviving or resulting corporation shall tender stock options to purchase its shares on terms and conditions that substantially preserve the rights and benefits of any stock option outstanding under the Plan at the time of the merger or consolidation. The term "common stock" as used in the Plan shall include the shares resulting from any change in the Company's common stock, limited to a change in its designation


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to "capital stock" or other similar designation, a change in the par value of the common stock, or a change from par value to no par value, in each case without any increase in the number of issued shares.

                6.12 NONTRANSFERABILITY. No stock option granted under the Plan shall be assignable or transferable except by will or by the laws of descent and distribution. During a participant's lifetime, any stock option shall be exercisable only by the participant.

                6.13 RESALE OF SHARES. In the event that a participant desires to dispose of shares issued pursuant to options, any resales of such shares shall be made by a participant only in compliance with applicable securities laws and regulations.

                6.14 RIGHTS AS A SHAREHOLDER. A participant shall have no rights as a shareholder with respect to shares covered by his or her stock options until the date of issuance of the shares to the participant and the payment by the participant to the Company of the full purchase price for the shares. No adjustment will be made for dividends or other rights for which the record date is prior to the date of issuance of the shares.

                6.15 OTHER PROVISIONS. The stock option agreements authorized under the Plan may contain such other and additional provisions, not inconsistent with the terms of the Plan, which the Committee or legal counsel to the Company deems necessary or advisable.

         7.     STOCK RESERVE

         The Company shall, at all times during the term of the Plan, reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of the Plan, and shall pay all administrative fees and expenses necessarily incurred by the Company in connection with the exercise of options granted hereunder.

         8.     SUBSTITUTION OF STOCK OPTIONS OF ACQUIRED CORPORATIONS

         Notwithstanding any other contrary or inconsistent provision of the Plan, the Company may, subject to the provisions of Section 4, substitute an option issued under the Plan for an option issued under another plan, or assume under the Plan an option issued under another plan, if the other plan was the plan of another corporation (the "acquired corporation") (or the parent of the acquired corporation) and the new option is substituted, or the old option is assumed, by reason of a corporate merger, consolidation, acquisition of property or of stock, reorganization or liquidation within the meaning of Section 424(a) of the Code, as amended, and provided that the requirements of Code Sections 424(a)(1) and (2) are complied with. In the event that a written agreement pursuant to which the acquisition transaction is completed is approved by the Board, and said agreement sets forth the terms and conditions of the substitution for, or assumption of, outstanding stock options of the acquired corporation, said terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee, and the persons holding said option shall be deemed to meet the eligibility requirements under the Plan. The terms and conditions of any substituted or assumed options may vary from the terms and conditions set forth in the Plan to the extent that the Board or Committee deems appropriate.

         9.     CHANGE OF CONTROL

                9.1 In the event of a "change of control" of the Company, any and all stock options (both incentive stock options and nonqualified stock options) granted by the Company prior to such change of control shall be fully vested and may be exercised in whole or in part immediately prior to and after the following: (i) the Company terminates the participant's employment relationship with the Company. (ii) the Company reduces the participant's annual compensation (including base salary, bonuses, and incentive compensation programs) from the participant's annual compensation for the calendar year ended prior to the change of control, (iii) the Company requires the participant to transfer to a new job location which necessitates a change in residence or increased travel,


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(iv) the Company materially alters the participant's responsibilities to the
Company, including a change in title, status, or job description, or (v) any of the Company's shareholders are entitled under Oregon law (ORS 60.554) to dissent from and obtain payment of the fair value of any of the Company's common shares.

                9.2 For purposes hereof, a "change of control" shall be defined as any event or circumstance whereby an entity, an individual, or an affiliated group acquires control, directly or indirectly, of fifty percent (50%) or more of the Company's common stock.

                9.3 In the event of any accelerated vesting hereunder, all options granted to the participant may be exercised only in accordance with Sections 6.1-6.4 and 6.6-6.15 of the Plan.

         10.    TERM OF PLAN AND EFFECTIVE DATE

         The Effective Date of this Plan shall be April 1, 1996, and no further options shall be granted under the Plan commencing on March 31, 2006.

         11.    AMENDMENTS AND DISCONTINUANCE

         The Board, at any time, may alter, amend, suspend, discontinue, or terminate the Plan and may alter or amend any stock option agreement executed under the Plan, including a Prior Plan. Additionally, the Board may amend the Plan or any agreement under the Plan to provide for any amendment or revision of any possible securities laws. The Board may not, however, without shareholder approval, alter the provisions of the Plan so as to (i) materially alter terms relating to the option price, (ii) materially increase the number of shares which may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) extend beyond ten (10) years the maximum term of stock options under the Plan or the term of the Plan.

         12.    APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of shares to participants under the Plan will be used for general corporate purposes.

         13.    CERTAIN TAX MATTERS

                13.1 NOTIFICATION OF CERTAIN EVENTS. The stock option agreements executed under the Plan shall require the holder of an option to notify the Company within ten (10) days of the occurrence of either of the following events' (i) the making of an election under Section 83(b) of the Code to include in gross income in the year of transfer the amount specified in Section 83(b); or (ii) the disposition of any stock issued on the exercise of an incentive stock option within two (2) years of the granting of the incentive stock option or within one (1) year of its exercise, and the amount that the participant will recognize as compensation income due to the disqualifying disposition of the underlying shares. Participants, at their option, may convert an incentive stock option to a nonqualified stock option by disposing of their stock within two (2) years from the date of grant or within one (1) year after the option is exercised.

                13.2 WITHHOLDING. Whenever, under the Plan, the exercise of a stock option will result in the recognition of taxable income by the participant, the Company shall be entitled to require, as a condition of delivery to the participant of the certificate representing the shares, that the participant remit to the Company an amount sufficient to satisfy all applicable tax requirements, including, but not limited to , all federal, state, and other withholding tax requirements related to the income recognized by the participant. If a participant makes a disqualifying disposition of stock acquired upon the exercise of an incentive stock option as described in Section 13.1, subsection (ii), the participant shall remit to the Company an amount sufficient to satisfy all federal, state, and other withholding tax requirements related to the compensation income realized by the participant on the


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disqualifying disposition. In any case under this Section 13.2 where withholding by the Company is required, the Company shall have the right to withhold any such amounts from compensation otherwise due to the participant.

         14.    MISCELLANEOUS PROVISIONS

                14.1 NO OBLIGATION TO EXERCISE. Participants shall have no obligation to exercise any stock option granted to them under the Plan.

                14.2 NO ALIENATION OF BENEFITS. No benefit provided to participants under the Plan shall be subject to alienation, assignment, attachment, or other legal process. Any attempted alienation, assignment, or attachment of benefits under the Plan shall be void. Stock certificates and cash payments shall be delivered only to the participants entitled to receive them or to their authorized legal representatives.

                14.3 NO EMPLOYMENT RIGHT. Participation in the Plan shall not confer any right of continuation of employment with the Company.

                14.4 FRACTIONAL SHARES. Any fractional shares resulting from the exercise of stock options under the Plan shall be eliminated at the time of exercise by rounding down for fractions less than one-half (1/2) and rounding up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional shares eliminated by rounding.

                14.5 GOVERNING LAW. All matters relating to the Plan or to stock options granted under the Plan shall be governed by the laws of the State of Oregon, without regard to the principles of conflict of laws adopted by Oregon courts.


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                                                                       EXHIBIT A



                               First Amendment to
                        UNITED BANCORP STOCK OPTION PLAN
                                January 28, 1997


The United Bancorp Stock Option Plan, originally effective April 23, 1996 by shareholder approval, is amended as follows:

6.5 VESTING SCHEDULES. Subject to the provisions of Section 9 below, in the case of all options hereunder, sixteen point six seven percent (16.67%) of each option granted shall be exercisable upon the date of grant but the remaining portion of each option hereunder shall be exercisable by the participant at the rate of sixteen point six seven percent (16.67%) after each succeeding twelve
(12) months of continuous service to the Company immediately following the date the option is granted, provided, however, that if a participant dies prior to the completion of this 5 year vesting period, the option may nonetheless be exercised in full in accordance with Section 6.8 below. Vesting may also be accelerated in accordance with the provisions of Section 9 below (change in control). Notwithstanding the foregoing, in the case of options granted to directors hereunder, directors shall be credited for prior service so that for each twelve (12) months of service to the Company as a director, the vesting schedule is accelerated by sixteen point six seven percent (16.67%) prior to the effective date of the option grant.

Article 13 paragraph 1 is changed to read as follows:

13.1 NOTIFICATION OF CERTAIN EVENTS. The stock option agreements executed under the plan shall require the holder of an option to notify the Company within ten
(10) days of the occurrence of the following event. The disposition of any stock issued on the exercise of an incentive stock option within two (2) years of the granting of the incentive stock option or within one (1) year of its exercise, and the amount that the participant will recognize as compensation income due to the disqualifying disposition of the underlying shares. Participants, at their option, may convert as incentive stock option to a nonqualified stock option by disposing of their stock within two (2) years from the date of grant or within one (1) year after the option is exercised.


ADOPTED January 28, 1997

                                        EXECUTIVE COMMITTEE

                                        By: /s/ John Loosley
                                           -----------------------------
                                           John Loosley Chairman



                                        Approved by the Board of Directors
                                        January 28, 1996


                                        UNITED BANCORP

                                        By:/s/ David Jackson
                                           -----------------------------
                                           Chairman

                                        By:/s/ Peter Nilsen
                                           -----------------------------
                                           Secretary



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                                                                       EXHIBIT A



                               SECOND AMENDMENT TO
                        UNITED BANCORP STOCK OPTION PLAN

                           EFFECTIVE NOVEMBER 24, 1998


         The United Bancorp Stock Option Plan dated April 1, 1996, as amended by First Amendment date January 28, 1997 (collectively, the "Plan"), is hereby amended further so that the cash payment election is deleted in its entirety from Section 6.1 of the Plan. Section 6.1 shall read as follows:

               PAYMENT FOR SHARES. Upon exercise of any option in whole or in part the option price for shares to which the exercise relates shall be paid in cash or by certified check, bank draft, or money order payable to the order of the Company (or in property if agreed to in writing by the Committee in connection with a particular option) at the time of exercise. No shares for which a purchase price is due shall be issued until full payment has been made, and a participant shall have none of the rights of a shareholder with respect to optioned shares until such shares are issued to the participant.



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                               THIRD AMENDMENT TO
                        UNITED BANCORP STOCK OPTION PLAN

         United Bancorp Stock Option Plan dated April 1, 1996, as amended by the First Amendment dated January 28, 1997, and by the Second Amendment dated November 24, 1998, (collectively, the "Plan") is hereby amended to add to
Section 6.5 the following provisions:

         "Notwithstanding the foregoing, the Committee may specify a different vesting schedule pursuant to which the right of a participant to exercise the option shall be contingent upon the passage of a specified period of time following the date of grant or based on criteria other than the passage of a specified period of time such as the profitability of the Company or such other criteria that the a Committee may determine in its complete discretion with respect to the vesting schedule; provided, however, that the vesting schedule shall not permit vesting at a more accelerated rate than sixteen and twp-thirds percent (16 2/3%) each year (except as set forth in Section 9 of the Plan)."



Approved by the board of Directors of
United Bancorp on July 27, 1999.



/s/ Peter Nilsen
-------------------------------
Secretary




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